Exhibit 99.1

For Immediate Release

Friday: Contact:	February 20, 2003, 4:30 p.m. Eastern Time Anthony D. Borzillo Holiday RV Superstores
954.522.9903

Holiday RV Announces Nasdaq Delisting

     FT.     LAUDERDALE, FL, February 20, 2003 – Holiday RV Superstores, Inc. (Nasdaq: RVEE) announced today that the Company received a letter from the Nasdaq Listing Qualifications Panel stating that the Company’s common stock will be delisted from the Nasdaq SmallCap Market effective with the open of business on Friday, February 21, 2003. In addition, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board because the Company is not current in all of its periodic reporting requirements under the Securities Exchange Act of 1934, as amended. As previously announced, the Company is late in filing its form 10-K. The delisting of the Company’s common stock from Nasdaq SmallCap Market may adversely affect the liquidity of the Company’s common stock. The Company expects that its common stock will be quoted on the “pink sheets”, whereupon trading in the Company’s common stock would be subject to certain rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock.

About Holiday RV

Holiday RV operates retail stores in Florida, Kentucky, New Mexico, South Carolina, and West Virginia. Holiday RV, the nation’s only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV brands.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our ability to obtain sufficient working capital from operations and other sources to meet our operating requirements; our ability to service our debt, including debt due on demand and debt currently in default; our ability to successfully restructure our debt on terms acceptable to the Company and to service such restructured debt; our ability to obtain new floor plan financing for future purchases of inventory; our ability to maintain good relationships with our vendors and customers; competition in the RV retail market, including pricing pressures; and general economic factors which affect the RV industry. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.

Corporate Headquarters
200 East Broward Boulevard, Suite 920 o Ft. Lauderdale, FL 33301
Telephone: (954) 522-9903 o Facsimile (954) 522-9906